Exhibit 10.2

SECURED PROMISSORY NOTE

$6,187,500.00	September 9, 2009

FOR VALUE RECEIVED, the undersigned, MARTIN AVIATION, INC., a California corporation (“Maker”), promises to pay, at the times hereinafter stated, to the order of WILLIAM LYON HOMES, INC., a California corporation (“Holder”), the principal sum of Six Million One Hundred Eighty-Seven Thousand Five Hundred and NO/100 Dollars ($6,187,500.00) with interest on the outstanding principal balance hereof at a fixed rate equal to the 12-Month LIBOR rate as of the date of this Note as announced by the Wall Street Journal plus three percent (3%).

This Note is being issued to evidence the assumption by Maker of indebtedness in a principal amount equal to the principal sum stated above (the “Existing Indebtedness”) heretofore outstanding and owed to Holder by Presley CMR, Inc., a California corporation (“Presley CMR”), and initially incurred by Presley CMR in connection with the purchase by Presley CMR of that certain Gulfstream IV aircraft (Serial No. 1140, Registration No. N77WL) (the “Aircraft”). Pursuant to that certain Aircraft Purchase and Sale Agreement dated as of September     , 2009, Presley CMR has agreed to sell and transfer to Maker, and Maker has agreed to purchase and acquire from Presley CMR, all of Presley CMR’s right, title and interest in and to the Aircraft, subject to the Existing Indebtedness. In consideration of, and as payment of a portion of the purchase price for, the Aircraft, from and after the date hereof, Maker hereby absolutely and unconditionally assumes the Existing Indebtedness. Maker agrees that the sale and transfer to Maker of the Aircraft constitutes good, valuable and sufficient consideration for its assumption of the Existing Indebtedness as evidenced by this Note and its grant to Holder of a security interest in the Aircraft to secure Maker’s obligations hereunder. By its acceptance of this Note, Holder acknowledges that, from and after the date of this Note, Maker shall be fully substituted for Presley CMR as obligor in respect of the Existing Indebtedness, and shall be solely liable for the Existing Indebtedness, together with all interest and other amounts from time to time payable under this Note, and Holder shall have no recourse to Presley CMR with respect to the Existing Indebtedness or any such other amounts.

Maker hereby agrees that this Note is entitled to the protections of that certain Aircraft Mortgage and Security Agreement dated September 9, 2009, pursuant to which this Note is secured.

Accrued and unpaid interest shall be due and payable semi-annually on March 1 and September 1 of each calendar year. The outstanding principal balance and all accrued and unpaid interest shall be due and payable in full on September 9, 2016.

Except as otherwise provided herein, all payments on this Note shall be applied first to the payment of accrued interest, and after all such interest has been paid, any remainder thereafter shall be applied to reduction of the principal balance. Maker may prepay all or any portion of this Note without penalty.

Upon the happening of any of the following events (each, an “Event of Default”), and at the option of the Holder, upon demand but without any advance notice, the Holder may declare immediately due and payable the entire unpaid principal balance together with all interest thereon, plus any other sums payable at the time of such declaration pursuant to this Note. Such events are the following:

(a)	the failure to pay, in full, any payment required hereunder when due; or

(b)	the non-performance of any other obligation of Maker hereunder.

All amounts payable hereunder are payable in lawful money of the United States.

Any other provision herein to the contrary notwithstanding, in no event shall the amount paid or agreed to be paid to Holder as interest exceed the highest lawful rate applicable to this Note.

Maker hereby waives diligence, presentment, protest, demand, and notice of protest, dishonor and nonpayment of this Note, and expressly agrees that, without in any way affecting the liability of the Maker hereunder, the Holder may extend the maturity date, accept security and release any security hereafter securing this Note. Maker further waives to the full extent permitted by law the right to plead any and all statutes of limitation as a defense to any demand on this Note or with respect to any security or other agreement hereafter securing this Note.

If this Note or any interest payment due hereunder is not paid when due, Maker promises to pay all costs of enforcement and collection, including, but not limited to, reasonable attorneys’ fees and costs, regardless of whether such enforcement in collection includes the filing of a lawsuit.

Every provision of this Note is intended to be severable. In the event any term or provision is declared by a court of competent jurisdiction to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the balance of the terms and provisions of this Note, which terms and provisions shall remain binding and enforceable.

This Note shall be governed by and construed according to the laws of the State of California. Maker hereby submits to the jurisdiction and venue of the Superior Court of California, County of Orange, in the event any dispute arises that is in any way related to this Note.

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IN WITNESS WHEREOF, this Note is executed as of the date set forth above.

“Maker”

MARTIN AVIATION, INC.

By:	/s/ Patrick Kenna
Patrick Kenna, President